Exhibit (h)(8)

Amendment No. 12 to Transfer Agency and Services Agreement

This twelfth amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of December 30, 2021 and is effective on November 19, 2020 (the “Amendment Effective Date”):

Term	Means
“Existing Agreement”	The Transfer Agency and Services Agreement between the Fund and ALPS dated October 5, 2009, as amended or restated from time to time
“Fund”	BBH Trust
“ALPS”	ALPS Fund Services, Inc.

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B hereto.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ALPS FUND SERVICES, INC.	BBH TRUST

Name: Ken Fullerton	Name: Daniel Greifenkamp

Title: Authorized Representative	Title: Vice President, BBH Trust

Schedule A to this Amendment

Amendments

The Existing Agreement is amended as follows:

1.	MFPSII Services are added under a new Section of Appendix B Services:

MFPSII Services

•	Work directly with DTCC to establish MFPSII service
-	Initial setup of all fund classes, fund portfolios, and individual CUSIPs in the MFSPII Database, including fund information, minimums, fees, expenses, loads (if applicable), fund type, dividend information, blue sky eligibility, LOI rules, CDSC setup, etc.
-	Monitor all prospectus updates to ensure ongoing accuracy with above items
-	Setup of new funds/classes/CUSIPs that are launched by a fund and updating of aboveitems
-	Fielding questions from broker/dealers
-	Ongoing accuracy review
-	Direct contact with DTCC on any escalated issues

2. The associated fee line items for the additional MFPSII Services noted above are added under a new Section of Appendix C Compensation:

MFPSII Service Fees:

One Time Set Up Fee: $2,000

Annual Maintenance Fee:

Number of CUSIPs	Annual Fee
0-10	$2,000
11-20	$3,200
21-50	$3,600
51-100	$5,000
101+	$8,000

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.